AGREEMENT GOVERNING CONTRIBUTION

                                       TO

                       XEROX VARIABLE ANNUITY ACCOUNT ONE

                                       BY

                 XEROX FINANCIAL SERVICES LIFE INSURANCE COMPANY

This Agreement is made by and between XEROX VARIABLE ANNUITY ACCOUNT ONE ("Separate Account"), a separate account of Xerox Financial Services Life Insurance Company duly organized under the laws of the State of Missouri and Xerox Financial Services Life Insurance Company ("Insurance Company"), a life insurance company duly organized under the laws of the State of Missouri.

WHEREAS, Insurance Company has established the Separate Account for the purpose of issuing variable annuity contracts and proposes to contribute to the Separate Account up to the sum of $10,000,000 ("Contribution(s)") in the manner hereinafter described;

WHEREAS, it is necessary and desirable that the terms under which said Contribution(s) is made and the respective rights of Insurance Company and the Separate Account with respect thereto be determined;

NOW, THEREFORE, it is hereby agreed between Insurance Company and the Separate Account as follows:

                                        I

Insurance Company hereby commits itself to make an initial Contribution to the Separate Account of $100,000 and may, in its sole discretion, make subsequent Contributions up to the sum of $10,000,000 (inclusive of the $100,000 initial Contribution). Insurance Company hereby represents and agrees that it is making such Contribution(s) for purposes of providing working capital for the Separate Account and not with a view to redeeming or disposing of any interest in the Separate Account resulting from such Contribution(s).

                                       II

In consideration for such Contribution(s) and without deduction of any sales or other charges, the Separate Account shall credit Insurance Company with accumulation units of which Insurance Company shall be the owner. Such accumulation units shall share pro rate in the investment performance of the Separate Account and shall be subject to the same valuation procedures and the same periodic charges as are other accumulation units and annuity units in the Separate Account.

                                       III

Insurance Company hereby acknowledges that by making such Contribution(s) it is not and shall not be regarded as a creditor of the Separate Account and that the relationship of debtor-creditor between the Separate Account and Insurance Company does not exist with respect to the amount so contributed. Insurance Company agrees that by making such Contribution(s) it is not now and shall not in the future be, or be deemed to be, the holder of any interest other than as provided in paragraph II of this agreement. Insurance Company agrees that its interest in the Separate Account as a result of such Contribution(s) shall be neither senior to nor subordinate to the interests of owners of variable annuity contracts issued with respect to the Separate Account and that, in the event of liquidation of the Separate Account, however occurring, Insurance Company shall have no preferential rights of any kind over such contract owners' but shall share ratably with them.

                                       IV

All commitments of Insurance Company hereunder shall be forever binding upon its successor or successors.

                                        V

Insurance Company shall not withdraw the initial Contribution of $100,000 prior to five years from the date hereof unless the program is terminated and no more variable annuity Contracts are offered through the Separate Account. The Company may also, at any time, withdraw one dollar of the initial Contribution for each dollar of assets contributed to the Separate Account in the form of purchase payments from annuity contract owners. There are no limitations on withdrawals for subsequent Contributions.

                                       VI

The Separate Account hereby accepts such Contribution(s) subject to the terms of this Agreement.

Executed this 6th day of December, 1989.

                                      XEROX FINANCIAL SERVICES LIFE
                                      INSURANCE COMPANY

                                   By: /s/ROBERT B. STACK
                                       -----------------------------
                                       Robert B. Stack

ATTEST: /s/signature illegible
        ----------------------

                                       XEROX VARIABLE ANNUITY ACCOUNT ONE

                                   By: /s/ROBERT B. STACK
                                       -----------------------------
                                       Robert B. Stack

ATTEST: /s/signature illegible
        -----------------------